Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Equillium Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227859) on Form S-8 of Equillium, Inc. of our report dated March 27, 2019, with respect to the balance sheets of Equillium, Inc. as of December 31, 2018 and 2017, the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2018 and period from March 16, 2017 (inception) to December 31, 2017, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of Equillium Inc.

/s/ KPMG LLP

San Diego, California

March 27, 2019